NEWS RELEASE
APH:TSX-V, APCSF:OTCBB

ALDA receives Australian Patent for T36® Disinfectant

March 2, 2010 -Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, APCSF:OTCBB, "ALDA") is pleased to announce that Australian Patent Number 2007237333 has been issued by the Australian Patent Office. This new patent is a divisional of Australian Patent Number 2002322916 that was issued on January 10, 2008 and provides further protection for ALDA's T36® formulation until August 20, 2022. The divisional patent includes claims to additional aspects of the T36® formulation, including the use of T36® as a component of a personal lubricant, in a method of preventing or reducing the transmission of sexually transmitted diseases including Herpes, Chlamydia and HIV and as a sanitizer or cleanser in the form of creams, ointments and wipes. The divisional patent also includes claims to methods of producing T36®.

Dr. Terrance Owen, President & CEO, states, "This new Australian patent is another important asset in our intellectual property portfolio because it provides additional protection for T36®. It also ties in well with our strategy of registering T36® for therapeutic applications and complements the more recent PCT application which covers a number of additional therapeutic applications.”

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF. The Company is the Official Supplier of the Vancouver 2010 Olympic Winter Games, Vancouver 2010 Paralympic Winter Games, the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products. The Company has also been selected as one of the TSX Venture 50 companies in the Technology and Life Sciences sector for 2010.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Sales Management 604-521-8300
Diane Mann, Account Executive

Extension 4

diane_mann@aldacorp.com

Tracy Haubrich, Account Manager

Extension 7

tracy_haubrich@aldacorp.com

Steve Cozine, Account Manager

Extension 6

steve_cozine@aldacorp.com

Retail Sales

London Drugs, Shoppers Drug Mart, T&T Supermarket, IGA Marketplace, Pharmasave

Commercial Sales

Acklands-Grainger Inc.

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 2

scott_young@aldacorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com